Exhibit 99.1

FOR IMMEDIATE RELEASE

China Agritech, Inc. Announces Second Quarter 2007 Results

•	Net income increases 26% to record $2.6 million

BEIJING, China, August 15, 2007 -- China Agritech, Inc. (OTC BB: CAGC) (“China Agritech”), a leading manufacturer of liquid organic fertilizer in China, today announced its financial results for the second quarter ended June 30, 2007.

Second Quarter Highlights

•	Gross profit increased 7% year-over-year to record $5.8 million
•	Gross margin increased 570 basis points to record 58.3%
•	Net income increased 26% year-over-year to $2.6 million
•	Fully diluted earnings per share increased to record $0.14

Second Quarter 2007 Results

Revenue for the second quarter 2007 declined 3.6% to $9.9 million, from $10.2 million in the second quarter 2006. The decline in revenue during the quarter was due to flooding in the south of China and a drought in the northeast of China which affected large amounts of farm land. For the second quarter, the Beijing, Anhui and Chongqing factories contributed almost $600,000, or 6%, to total revenue. Gross profit was $5.8 million, up 6.8% from $5.4 million in the second quarter of 2007. Gross margin increased to 58.3% compared to 52.6% in the second quarter of 2006. Net income for the quarter increased to $2.6 million, up 26.2% from the second quarter of 2006. Fully diluted earnings per share were $0.14 for the quarter, compared to fully diluted earnings per share of $0.11 in the second quarter 2006.

"We are pleased to see both record gross profit and net income during the second quarter despite the extremely unusual weather conditions in both the south and northeast regions of China in the past quarter," commented Mr. Yu Chang, Chief Executive Officer of China Agritech. "During the quarter, we completed the construction of our fourth converting facility in Xinjiang which is currently in the test-running phase of the production process."

Gross profit for the second quarter 2007 was $5.8 million, up 6.8% from $5.4 million in the second quarter 2006. Gross margin was 58.3%, compared to 52.6% in the same period a year earlier. Gross margin in the second quarter 2007 was favorably impacted by reduced packing material cost.

Selling expenses during the quarter were $0.8 million, or 8.0% of revenue compared to $0.7 million, or 6.7% of revenue, in the comparable quarter in 2006. The increase in selling expenses is attributed to the additional selling and marketing expenses incurred for the new plants in Anhui and Beijing.

Administrative expenses during the quarter were $0.5 million, or 4.7% of revenue, compared to $0.8 million, or 7.8% of revenue, in the same period of 2006. The decrease in administrative expenses is attributed to the partial reversal of a provision for doubtful debts recorded in 2006 in the current quarter and to improved administrative cost control measures.

Income from operations was $4.5 million, up 15.4% from $3.9 million in the same period of 2006. Operating margin for the quarter was 45.6% compared to 38.1% in the second quarter of 2006. The increase in operating margin was due to a combination of improved operating efficiencies and higher gross margin during the second quarter of 2007.

Second quarter of 2007 net income was $2.6 million, up 26.2% from $2.1 million in the second quarter of 2006. Fully diluted earnings per share were $0.14 for the second quarter 2007 compared to fully diluted earnings per share of $0.11 for the same period a year earlier.

Six Month Financial Results

For the first six months of 2007, revenue increased to $18.5 million, up 16.1% from $15.9 million in the first six months of 2006. Gross profit increased 25.1% in the first six months of 2007 to $10.3 million from $8.2 million in the comparable period a year ago. Gross margin was 55.5% in the first six months of 2007 compared to 51.5% in the first six months of 2006. Income from operations increased 34.5% to $7.8 million compared to $5.8 million in the same period a year ago. Net income for the first half of 2007 was $4.5 million, or $0.24 per fully diluted share, up 45.7% from $3.1 million, or $0.17 per fully diluted share, in the first half of 2006.

Financial Condition

As of June 30, 2007, China Agritech had $4.8 million in cash, restricted cash and cash equivalents, working capital of $31.5 million and no long-term debt. Days sales outstanding for the second quarter 2007 was 176 days, compared to 160 days in the first quarter 2007. Shareholders' equity stood at $32.2 million as of June 30, 2007, up from $26.9 million as of December 31, 2006.

Subsequent Event

On July 5, 2007, China Agritech completed a private placement of approximately 5.6 million shares of the Company's common stock at a price of $2.70 per share. The placement generated approximately $15.0 million in net proceeds which will be used to add the production of organic granular fertilizer at each of the Company's four factories.

Business Outlook

China Agritech is expanding its product line to include the production of organic granular fertilizer at each of its four new factories. Total capacity is expected to be 80,000 metric tons in 2008. The Company expects capital expenditures will be approximately $6.0 million for the rest of 2007. China Agritech reaffirms its year-end guidance for 2007 to be in the range of $46.0 and $48.0 million in revenues and net income in the range of $8.4 and $8.6 million.

"We look forward to bringing our granular fertilizer online in 2008. We believe it will be a strong complement with our liquid organic fertilizer and assist us in increasing our market penetration," concluded Mr. Chang. "We are also continuing our sales and marketing efforts in both the domestic and international markets."

Conference Call Information

Management will conduct a conference call to discuss China Agritech's second quarter financial results and provide a corporate overview. The conference call will take place at 10:00 am EST on Friday, August 17, 2007, to discuss results for the second quarter 2007 Hosting the call will be Mr. Kelviz Lim Kok Siak, Vice President of Finance, joined by Mr. Yu Chang, Chief Executive Officer of China Agritech. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 339-2688. International callers should dial 617- 847-3007. The pass code for the call is 38968727. If you are unable to participate in the call at this time, a replay will be available on Friday, August 17, 2007 at 11:00 a.m. ET, through Friday, August 24, 2007. To access the replay from the United States dial 888-286-8010, or 617-801-6888 if calling internationally. Enter the conference ID number 22097404. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China Agritech website at http://www.chinaagritechinc.com . To listen to the live webcast, please go to the China Agritech website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on China Agritech's website for 90 days.

About China Agritech

China Agritech is engaged in the development, manufacturing and distribution of organic liquid compound fertilizers and related products in the People's Republic of China. The company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The company sells its products to farmers located in twelve provinces of China including: Heilongjiang, Hebei, Liaonong, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou. For more information visit http://www.chinaagritechinc.com .

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. These forward- looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward- looking statements such as the inability to protect the proprietary formula, the price of raw materials, any liabilities from unknown harmful effects of the product, and adverse weather conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information:
CCG Elite Investor Relations	China Agritech, Inc.
Crocker Coulson, President	Yvonne Zhang
Leslie Richardson, Financial Writer	86-10-5870-2280
646-213-1915

crocker.coulson@ccgir.com

--financial tables below---

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2007 (UNAUDITED)	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$4,768,011	$6,430,009
Restricted cash	18,061	100,028
Accounts receivable, net	21,093,412	12,239,073
Inventories	6,604,427	1,322,244
Advances to suppliers	2,341,498	8,038,974
Prepayments and other receivables	614,106	382,463

Total Current Assets	35,439,514	28,512,791

Construction In Process	1,070,974	-
Property, Plant, And Equipment, Net	2,429,630	2,514,123

Total Assets	$38,940,118	$31,026,914

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$479,783	$108,886
Accrued liabilities and other payables	1,564,617	871,495
Amount due to related parties	1,173	954
Taxes payable	1,907,892	1,028,885
Total Current Liabilities	3,953,465	2,010,220

Minority Interests	2,778,565	2,160,575

Commitments	-	-
Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares authorized, 19,143,615 shares issued and outstanding	19,144	19,144
Additional paid in capital	12,621,447	12,619,049
Statutory reserve	3,535,137	2,790,916
Accumulated other comprehensive income	1,433,061	601,288
Retained earnings	14,599,299	10,825,722
Total Stockholders' Equity	32,208,088	26,856,119
Total Liabilities and Stockholders' Equity	$38,940,118	$31,026,914

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
FOR THE THREE MONTH AND SIX MONTH PERIODS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)

	THREE MONTH PERIODS ENDED JUNE 30,		SIX MONTH PERIODS ENDED JUNE 30,
	2007	2006	2007	2006

Net sales	$9,866,891	$10,235,393	$18,478,632	$15,920,790
Cost of sales	(4,115,279)	(4,852,452)	(8,216,104)	(7,717,767)
Gross profit	5,751,612	5,382,941	10,262,528	8,203,023
Operating expenses
Selling expenses	(790,784)	(688,021)	(1,404,786)	(1,161,529)
General and administrative expenses	(464,090)	(797,978)	(1,012,157)	(1,209,443)
Total operating expenses	(1,254,874)	(1,485,999)	(2,416,943)	(2,370,972)
Income from operations	4,496,738	3,896,942	7,845,585	5,832,051
Other income (expense)
Other (expense) income	3,985	(26,179)	31,881	(32,289)
Finance income (expense)	(1,718)	9,722	(1,927)	9,841

Total other income (expense)	2,267	(16,457)	29,954	(22,448)
Income before income taxes and minority interest	4,499,006	3,880,485	7,875,540	5,809,603
Provision for income taxes	(1,544,137)	(1,482,294)	(2,804,192)	(2,250,335)
Income before minority interests	2,954,869	2,398,191	5,071,348	3,559,268
Minority interests	(320,726)	(310,389)	(552,077)	(457,138)
Net income	2,634,143	2,087,802	4,519,271	3,102,130
Other comprehensive income
Foreign currency translation adjustment	327,124	70,635	831,773	140,427
Comprehensive income	$2,961,267	$2,158,437	$5,351,044	$3,242,557
Basic and diluted weighted average shares outstanding	19,143,615	19,143,615	19,143,615	18,343,615
Basic and diluted net earnings per share	$0.14	$0.11	$0.24	$0.17

CHINA AGRITECH, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)
	2007	2006
Cash flows from operating activities:
Net income	$4,519,271	$3,102,130
Adjustments to reconcile net income to net cash
used in operating activities:
Stock based compensation	2,398	1,817
Minortiy Interest	552,077	457,138
Depreciation	166,992	54,776
Decrease (increase) in current assets:
Accounts receivable	(8,415,620)	(5,349,097)
Other receivable	(121,396)	(1,243,333)
Inventory	(5,137,954)	(711,048)
Advances to suppliers	5,827,971	195,504
Prepaid expenses	(96,012)	-
Advance to related parties	-	(57,956)
Due from shareholders	1,246	(130,616)
Increase (decrease) in current liabilities:
Accounts payable	370,903	368,752
Other payable	514,578	(2,687)
Tax payable	840,414	955,269
Accrued expenses	148,459	-
Net cash used in operating activities	(826,672)	(2,359,351)

Cash flows from investing activities:
Acquisition of property & equipment	(82,499)	(657,138)
Construction in progress	(1,070,974)	-
Restricted cash	81,546	-
Net cash used in investing activities	(1,071,927)	(657,138)

Cash flows from financing activities:
Issuance of shares for cash	-	11,079,705
Effect of exchange rate change on cash and cash equivalents	236,601	36,116
Net increase (decrease) in cash and cash equivalents	(1,661,998)	8,099,332
Cash and cash equivalents, beginning of year	6,430,009	530,831
Cash and cash equivalents, end of year	$4,768,011	$8,630,163
Supplement disclosure of cash flow information:
Interest expense paid	$-	$-
Income taxes paid	$3,760,570	$1,333,678

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